As filed with the Securities and Exchange Commission on August 9, 2004

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

MASSBANK CORP.

(Exact name of registrant as specified in its charter)

Delaware	04-2930382
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

123 Haven Street

Reading, Massachusetts 01867

(Address of Principal Executive Offices)

MASSBANK Corp. 2004 Stock Option and Incentive Plan

(Full title of the Plan)

Gerard H. Brandi

Chairman, President and Chief Executive Officer

MASSBANK Corp.

123 Haven Street

Reading, Massachusetts 01867

(781) 942-8130

(Name, Address and Telephone Number Including Area Code, of Agent for Service)

copy to:

Raymond C. Zemlin, P.C.

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109-2881

(617) 570-1000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $1.00 par value	400,000	$34.265	$13,706,000	$1,736.55

(1)	This Registration Statement also relates to such indeterminate number of additional shares of common stock, par value $1.00 per share, of MASSBANK (the “Common Stock”) as may be required pursuant to the MASSBANK 2004 Stock Incentive Plan (the “Plan”) in the event of a stock dividend, reverse stock split, split-up, recapitalization, forfeiture of stock under the Plan or other similar event.

(2)	This estimate is made pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of determining the amount of the registration fee and is based upon the market value of outstanding shares of the Registrant’s common stock on August 4, 2004, using the average of the high and low sale prices reported on the NASDAQ National Market System on that date.

This Registration Statement on Form S-8 relates to 400,000 shares of common stock, par value $1.00 per share, of MASSBANK Corp., a Delaware corporation, which may be issued under its 2004 Stock Option and Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in the requirements of Part I are not required to be filed with the Securities and Exchange Commission as part of this Registration Statement on Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

MASSBANK Corp. (the “Company”) hereby incorporates by reference into this Registration Statement (i) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (ii) the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004, filed with the Securities and Exchange Commission pursuant to the Exchange Act; and (iii) the description of the Company’s common stock contained in its Registration Statement on Form 8-A dated November 10, 1986, filed with the Securities and Exchange Commission pursuant to the Exchange Act and any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Indemnification. The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses, including attorneys’ fees but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit. And with the further limitation that in these actions, no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of the person’s duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

In accordance with Section 145 of the Delaware General Corporation Law, Article 14, Section 2, of the Restated Certificate of Incorporation (“Certificate of Incorporation”) of the Company provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Article 14, Section 1, of the Certificate of Incorporation of the Company provides for indemnification of any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Company or any predecessor of the Company, or served any other enterprise, including employee benefit plans of the Company or any such enterprise, as a director, officer, employee or agent at the request of the Company or any predecessor of the Company.

Section 145(g) of the Delaware General Corporation Law provides that the Company shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity. The Company has obtained insurance covering its directors and officers against losses and insuring the Company against certain of its obligations to indemnify its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following is a complete list of exhibits filed or incorporated by reference as part of this Registration Statement.

4.1	Restated Certificate of Incorporation of the Company, incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement S-4 filed on August 18, 1986.

4.2	By-laws of the Company, as amended, incorporated herein by reference to Exhibit 3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1991.

*5.1	Opinion of Goodwin Procter LLP.

*23.1	Consent of KPMG LLP.

*23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1 hereto).

*24.1	Powers of Attorney (included on signature page).

*99.1	MASSBANK Corp. 2004 Stock Option and Incentive Plan.

*	Filed herewith

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Item 9.	Undertakings

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any acts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the undersigned Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Reading, Massachusetts, on this 9th day of August, 2004.

MASSBANK CORP.

By:	/s/ GERARD H. BRANDI
Gerard H. Brandi
Chairman, President and Chief Executive Officer

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POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gerard H. Brandi and Reginald E. Cormier and each of them, as her or his true and lawful attorney-in-fact and agent, with full power of substitution, for her or him and in her or his name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or her or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ GERARD H. BRANDI Gerard H. Brandi	Chairman of the Board of Directors, President, Chief Executive Officer and Director (Principal Executive Officer)	August 9, 2004

/s/ MATHIAS B. BEDELL Mathias B. Bedell	Director	August 9, 2004

/s/ ALLAN S. BUFFERD Allan S. Bufferd	Director	August 9, 2004

/s/ KATHLEEN M. CAMILLI Kathleen M. Camilli	Director	August 9, 2004

/s/ PETER W. CARR Peter W. Carr	Director	August 9, 2004

/s/ ALEXANDER S. COSTELLO Alexander S. Costello	Director	August 9, 2004

/s/ ROBERT S. CUMMINGS Robert S. Cummings	Director	August 9, 2004

/s/ STEPHEN E. MARSHALL Stephen E. Marshall	Director	August 9, 2004

Nancy L. Pettinelli	Director

/s/ HERBERT G. SCHURIAN Herbert G. Schurian	Director	August 9, 2004

/s/ DONALD B STACKHOUSE, D.M.D. Donald B Stackhouse, D.M.D.	Director	August 9, 2004

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of the Company, incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement S-4 filed on August 18, 1986.

4.2	By-laws of the Company, as amended, incorporated herein by reference to Exhibit 3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1991.

*5.1	Opinion of Goodwin Procter LLP.

*23.1	Consent of KPMG LLP.

*23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1 hereto).

*24.1	Powers of Attorney (included on signature page).

*99.1	MASSBANK Corp. 2004 Stock Option and Incentive Plan.

*	Filed herewith